Exhibit (a)(5)(xiv)

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO

Publicly Held Company with Authorized Capital

CNPJ/ME No. 10.440.482/0001-54

CVM Code 2614-0

MATERIAL FACT

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO (“Getnet” or the “Company”) in accordance with the provisions of article 157, § 4º of Law No. 6,404, of December 15, 1976 (the “Brazilian Corporation Law”), Brazilian Securities Commission (Comissão de Valores Mobiliários or the “CVM”) Resolution No. 44, of August 23, 2021 ("CVM Resolution 44"), and following the material facts disclosed by the Company on May 19, July 15, October 27, November 11, December 1 and December 21, 2022, is announcing to the Company’s shareholders and the market in general that, upon the conclusion of the initial offering periods of the public delisting tender offer in Brazil (the “Brazilian Offer”) and the tender offer in the United States of America (the “U.S. Offer” and, together with the Brazilian Offer, the “Offers”), both launched by PagoNxt Merchant Solutions, S.L. (the “Purchaser”) on October 31, 2022, for up to any and all of the outstanding common shares, no par value (the “Common Shares”), preferred shares, no par value (the “Preferred Shares” and, together with the Common Shares, the “Shares”), units, each composed of one Common Share and one Preferred Share (the “Units”), and American depositary shares, each representing two Units (the “ADSs” and, together with the Shares and the Units, the “Securities”), on December 28, 2022, the CVM communicated, through Official Letter No. 250/2022/CVM/SEP/GEA-1, the approval of the termination of the Company's registration with the CVM as an issuer of securities, in category "A", pursuant to Article 21, §6, of Law No. 6.385/76, Article 4, §4, of Law No. 6,404/76 and Articles 51, 52 and 55 of CVM Resolution No. 80/22.

Thus, the Company no longer has securities issued by it listed for trading on B3 S.A. – Brasil, Bolsa, Balcão.

São Paulo, December 29, 2022.

André Parize

Investor Relations Officer

Cautionary Statement Regarding Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Purchaser, Getnet and their respective affiliates resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Purchaser or Getnet undertakes any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

Important Additional Information And Where To Find It

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Getnet Shares, Units and ADSs. The tender offers for the outstanding Shares, Units and ADSs of Getnet were commenced on October 31, 2022 by Purchaser. The solicitation and offer to buy Getnet Shares, Units and ADSs is being made by Purchaser pursuant to a tender offer statement on Schedule TO that was filed with the SEC on October 31, 2022 (including an offer to purchase, related letters of transmittal and certain other tender offer documents) and a transaction statement on Schedule 13E-3 filed with the SEC on October 31, 2022, in each case, as amended or supplemented from time to time. In addition, Getnet filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offers on November 14, 2022. Investors and security holders are urged to read these materials carefully as they contain important information, including the terms and conditions of the tender offers. The offer to purchase, solicitation/recommendation statement and related materials have been filed with the SEC and investors and security holders may obtain a free copy of these materials and other documents filed by Purchaser and Getnet with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by Getnet at ri.getnet.com.br/en/.